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                                                                   EXHIBIT 10.16

EBAY INC.
2005 Hamilton Avenue, Suite 270
San Jose, CA 95125


                                 August 8, 1997
Steve Westly
2120 Camino de los Robles
Menlo Park, CA
94025

Dear Steve:

     eBay, Inc. (the "Company" or "eBay") is pleased to offer you the position "Vice-President of Sales and Business Development", at a salary, payable every other week, which is equivalent to a yearly salary of $120,000.00. In addition, you will be paid a $25,000 one-time signing bonus upon the commencement of your employment.

     eBay, Inc. is also pleased to inform you that you will be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours and it will be recommended to the Board of Directors that you will be granted an option for the purchase of 264,000 shares of the Company's Common Stock. The option will be granted under the Company's Stock Option Plan and, assuming you remain an employee, will vest with respect to 25% of the shares subject to the option one year after the commencement of your employment and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the option; provided, however, that if your employment is terminated by the company without "Cause" during your first year of employment, shares will vest, at the end of each month, with respect to 1/48 of the shares subject to the option.

     Furthermore, during your first year of employment, you will be eligible for an additional $30,000.00 and an option for the purchase of 12,000 additional shares based on your achievement of mutually agreed-upon objectives. These objectives are outlined in Attachment A.

     The Company asks that you complete the "Employee Information and Inventions Agreement" prior to commencing employment. In part, this Agreement requests that a departing employee refrain from using or disclosing eBay's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of eBay or its employees. This Agreement does not prevent a former employee from using his or her general
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knowledge and experience  no matter when or how gained  in any new field or position. If you should have any questions about the "Employee Confidential Information and Inventions Agreement," please call me.


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/1/ Definition included in this letter
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     Under federal immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation.

     We hope that you and eBay will find mutual satisfaction with your employment. All of us at eBay are very excited about your joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be conclusively settled by final and binding arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose.

     This letter and the "Employee Confidential Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter to me. This offer, if not endorsed will expire at 7:00 p.m. on August 10, 1997.

Very truly yours,                ACCEPTED:

/s/ Jeffrey Skoll                /s/ Steve Westly      8/8/97
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Jeffrey Skoll                    Steve Westly          Date
President
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"CAUSE"

For the purposes of this offer, the term "Cause" means (i) the conviction of any felony or any crime involving moral terpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company which adversely affects the Company in a material way; (iii) willful breach of the Company's policies which adversely affects the Company in a material way; (iv) causing intentional damage to the Company's property or business; (v) conduct which constitutes gross insubordination or incompetence; (vi) habitual neglect of duties; or (vii) conduct which demonstrates gross unfitness to serve; provided that the action or conduct described in clauses (iii), (v) and (vii) above will constitute "Cause" only if such action or conduct continues after the Company has provided Employee with written notice thereof and a reasonable opportunity (to be not less than 30 days nor more than 90 days) to cure the same. For the above purposes, a termination by the Company without Cause includes a termination of employment by the Employee within 30 days following any of the following events: (x) the assignment of any duties to Employee inconsistent with, or reflecting a materially adverse change in, Employee's position, duties, responsibilities or status with the Company, or the removal of Employee from, or failure to reelect Employee to, any of such positions; or (y) the relocation of the Company's principal executive offices, or relocating Employee's principal place of business, in excess of fifty (50) miles from the Company's current executive offices.